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                                                                    EXHIBIT 99.1

                   [REPUBLIC GROUP INCORPORATED LETTERHEAD]

NEWS RELEASE

REPUBLIC GROUP INCORPORATED STOCKHOLDERS APPROVE MERGER WITH PREMIER CONSTRUCTION PRODUCTS ACQUISITION CORP.

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Hutchinson, Kan., Nov. 9, 2000--The shareholders of Republic Group Incorporated
("Republic") (NYSE:RGC) today voted at a shareholder meeting to approve the merger of Republic with Premier Construction Products Acquisition Corp. The merger will also become effective today, November 9, 2000.

Pursuant to the merger agreement, each share of outstanding Republic common stock, together with the associated common stock share purchase rights, will be cancelled and entitle the holder to $19.00 cash. Upon completion of the merger, Republic will be the surviving corporation and a wholly-owned subsidiary of Premier Construction Products, Inc., a privately held entity and successor to Premier Construction Products Statutory Trust, the original party to the merger agreement.

"We are extremely pleased to have completed this merger," said Phil Simpson, Chairman and Chief Executive Officer of Republic, "and we are delighted that our stockholders have agreed that the transaction and the price presented for their approval were in their best interests. In this fortieth year of the Company's existence, I wish to add my personal statement of gratitude to the many stockholders, directors, employees, customers, suppliers and professional advisors who have helped us along the way. We have long-standing relationships with many of these persons. Also, I would like to thank the attorneys, accountants and bankers who worked diligently to consummate this transaction in recent months."

Republic's common stock trades on the New York Stock Exchange under the symbol "RGC". Shares of Republic common stock will continue to trade on the New York Stock Exchange until the close of business today, November 9, 2000, at which time trading will be suspended and the shares delisted from the New York Stock Exchange. Republic will also terminate its reporting requirements with the Securities and Exchange Commission with respect to its common stock.

The Agreement and Plan of Merger dated as of August 11, 2000 among Premier Construction Products Statutory Trust ("Premier") and Premier Construction Products Acquisition Corp. ("Acquisition Sub") and Republic (the "Merger Agreement") was included as part of the Proxy Statement previously distributed to Republic stockholders and filed with the Securities Exchange Commission.

Republic Group Incorporated and its wholly-owned operating subsidiaries--Republic Paperboard Company, Republic Fiber Company, and Republic Gypsum Company--are manufacturers and marketers of 100% recycled paperboard, recovered paper fiber and gypsum wallboard, servicing markets nationwide.